UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  August 15, 2025

MYRIAD GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 North 2200 West
Salt Lake City, Utah 84116
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (801) 584-3600
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Scott J. Leffler as Chief Financial Officer

On August 18, 2025, Myriad Genetics, Inc. (the “Company”) announced that, effective August 15, 2025, Scott J. Leffler no longer serves as Chief Financial Officer of the Company. Mr. Leffler is expected to remain as a non-executive employee of the Company for an interim period to assist in the transition of his responsibilities.

Appointment of Ben R. Wheeler as Chief Financial Officer

On August 14, 2025, the Company’s Board of Directors (the “Board”) appointed Ben R. Wheeler, currently serving as the Company’s Senior Vice President, Chief Financial Officer, Operations, as the Company’s Chief Financial Officer and principal financial officer, effective August 16, 2025. Mr. Wheeler’s appointment as Chief Financial Officer was announced by the Company via press release on August 18, 2025.

Mr. Wheeler, 42, has served in various roles of increasing responsibility at the Company over the past thirteen years, including most recently as Senior Vice President, Chief Financial Officer, Operations, since June 2022, and Senior Vice President, Finance and Treasury, since July 2020. Mr. Wheeler has also served at the Company as Senior Vice President, Accounting, from June 2018 to July 2020, Vice President, Corporate Controller, from December 2014 to June 2018, and in other controllership positions from December 2011 to December 2014. Before joining the Company, Mr. Wheeler served as an auditor for Ernst & Young. Mr. Wheeler holds both master’s and bachelor’s degrees in accounting from Brigham Young University and is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Wheeler and any other person pursuant to which he was appointed as an officer of the Company. Mr. Wheeler does not have any family relationship with any director or other executive officer of the Company and is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Mr. Wheeler, dated August 14, 2025 (the “Employment Agreement”), setting forth the terms of Mr. Wheeler’s employment, including his compensation and the commencement of his employment as Chief Financial Officer on August 16, 2025 (the “Commencement Date”). Pursuant to the Employment Agreement, Mr. Wheeler will be paid an annual base salary of $490,000. Mr. Wheeler will be eligible to receive an annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the Compensation and Human Capital Committee of the Board (the “CHCC”) or the Chief Executive Officer each fiscal year and will be eligible to participate in the Company’s annual long-term incentive compensation program. Mr. Wheeler will also be eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to similarly situated executives of the Company. The Employment Agreement also provides for an initial one-time grant of restricted stock units (the "Initial Grant") to Mr. Wheeler in connection with his promotion. The Initial Grant was granted on the Commencement Date and consisted of (i) 60,000 restricted stock units, subject to standard time-based vesting, and (ii) 60,000 restricted stock units, subject to vesting upon satisfaction of certain performance metrics and standard time-based vesting, as determined by the CHCC in its sole discretion, and subject to Mr. Wheeler’s continued service to the Company through the applicable vesting dates.

The Company and Mr. Wheeler also entered into the Company's standard Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement, Severance and Change of Control Agreement and Indemnification Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which will be filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2025.

ITEM 7.01 Regulation FD Disclosure.

A copy of the press release announcing Mr. Leffler’s departure and Mr. Wheeler’s appointment as Chief Financial Officer and principal financial officer on the Commencement Date is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01    Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 18, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: August 18, 2025	By:	/s/ Benjamin Richard Wheeler
Benjamin Richard Wheeler
Chief Financial Officer